UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2008

NEXCEN BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 34th Floor, New York, NY 10019-5400

 (Address of Principal Executive Offices) (Zip Code)

(212) 277-1100

 (Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Bill Blass Couture Acquisition

On July 11, 2008, NexCen Brands, Inc. (the “Company”) through its wholly-owned subsidiary NexCen Fixed Asset Company, LLC (“NexCen Fixed Asset”) acquired all of the limited liability company membership interests of Bill Blass, Ltd. LLC (“Bill Blass Couture”), which currently owns and operates the Bill Blass couture business pursuant to a royalty-free license from the Company. The acquisition was completed pursuant to the terms of a Membership Interest Purchase Agreement (“Purchase Agreement”), dated July 11, 2008, by and among Michael Groveman (“Groveman”), Carly Andrews, Inc. (“C&A,” and together with Groveman, the “Sellers”), Bill Blass Couture, NexCen Fixed Asset, and the Company.

Groveman, one of the former owners of Bill Blass Holding Co., Inc., acquired the Bill Blass couture business immediately prior to the Company’s acquisition of Bill Blass in February 2007. In early 2008, Groveman indicated to the Company that he intended to cease operating Bill Blass Couture rather than making additional investments into the company. The Company concluded that owning Bill Blass Couture would be preferable to allowing this business to cease operating or being faced with the prospect of finding a new licensee. In addition, as part of the Company’s decision to explore strategic alternatives, including the possible sale of its Bill Blass brand, the Company determined that the acquisition of the Bill Blass couture business could maximize the potential sale value of its Bill Blass brand.

The purchase price paid at closing was comprised of nominal consideration and the Company’s assumption of approximately $425,000 in net liabilities, excluding amounts owed by Bill Blass Couture to the Company. The Company has been providing financial assistance to the Bill Blass couture business since the beginning of 2008. In the first quarter of 2008, the Company loaned approximately $950,000 to Bill Blass Couture to support marketing expenses. Following the closing, the Company expects to eliminate Bill Blass Couture’s obligations to repay this amount. Additionally, prior to closing, Bill Blass Couture is permitted to pay up to $25,000 to Groveman from its existing cash reserves in exchange for Groveman agreeing to provide transitional consulting services to Bill Blass Couture for up to 45 days after closing. As part of the acquisition, Bill Blass Couture terminated its employment agreement with Groveman and Groveman was released from his agreement not to compete with the Bill Blass couture business for three years following the Company’s original acquisition of Bill Blass. The Bill Blass couture business currently operates at a loss and the Company estimates it could need to make a net investment between $1.7 and $1.9 million prior to the end of the fiscal year.

The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this size. Subject to limited exceptions, the representations and warranties of NexCen Fixed Asset and the Sellers survive for twelve months following the closing. The representation regarding ownership of the membership interests survives indefinitely.

Pursuant to the Purchase Agreement, the parties agreed to a mutual release of all claims, with certain exceptions related to breaches arising under the Purchase Agreement, claims under certain documents related to the Company’s acquisition of Bill Blass in 2007, and for fraud. In addition, the Company agreed to indemnify the Sellers for any third party claim against Groveman or Bill Blass Couture related to Groveman’s employment by Bill Blass Couture or Groveman’s ownership of his membership interests, unless arising from breaches under the Purchase Agreement, claims under certain documents related to the Company’s acquisition of Bill Blass in 2007, or for fraud.

Press Release

On July 11, 2008, the Company issued a press release announcing the signing and closing of the acquisition as described above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release, dated July 11, 2008.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on July 11, 2008.

NEXCEN BRANDS, INC.

/s/ Kenneth J. Hall
By:	Kenneth J. Hall
Its:	Executive Vice President, Chief Financial Officer and Treasurer